Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-151669, 333-141211, 333-132260, 333-126404, 333-124610, 333-124572, 333-118340, 333-114688, 333-92086, 333-92088, 333-92090, 333-85387, 333-32412, 333-44148, 333-52258, 333-57860, 333-57862, 333-57864, and 333-75770 and Form S-3 No. 333-110714) of Juniper Networks, Inc. of our reports dated March 2, 2009, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc., and the effectiveness of internal control over financial reporting of Juniper Networks, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
San Jose, California
March 2, 2009